Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Hillman Companies, Inc.:

We consent to the use of our report dated March 31, 2011, with respect to the consolidated balance sheet of The Hillman Companies, Inc. and subsidiaries as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for the seven months ended December 31, 2010 (Successor) and the five months ended May 28, 2010 (Predecessor), and related financial statement schedule, included in this registration statement herein on Form S-4, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Cincinnati, Ohio

November 2, 2011